Exhibit 99.1

PRESS RELEASE

FOR RELEASE: July 26, 2010

INVESTOR CONTACT: David Szostak

PetroAlgae Inc.

Phone: (321) 409-7407

Email: dszostak@petroalgae.com

MEDIA CONTACT: Harold Gubnitsky

Phone: 321-409-7403

Email: hgubnitsky@petroalgae.com

PETROALGAE SIGNS OFFTAKE AGREEMENT FOR BIOCRUDE

WITH KOREA-BASED ECO-FRONTIER

Agreement with leading Korean Cleantech Management

Firm Calls For 850,000 Metric Tons of BioCrude Over Three Years

MELBOURNE, FL — July 26, 2010—PetroAlgae Inc. (OTCBB: PALG), a leading renewable energy company that licenses its commercial micro-crop technology globally, today announced that it has signed, through its operating subsidiary PA LLC, a Non-Binding Commercial Offtake Agreement (the “Agreement”) with Eco-Frontier, a leading cleantech management firm and Asian renewable energy developer based in Seoul, Korea.

PetroAlgae’s micro-crop technology is designed to enable its licensees to produce a cost-effective alternative to fossil fuels as well as a high-value protein co-product, while absorbing carbon dioxide from greenhouse gas emissions.

Under the Agreement, Eco-Frontier has expressed its willingness to establish a market for biocrude products produced by the PetroAlgae system for use in co-firing energy applications in Korea and in other markets. Depending on the satisfaction of a number of different conditions, Eco-Frontier would be prepared to commit to purchase from PetroAlgae’s licensees up to 850,000 metric tons of biocrude over a three year period beginning in 2012.

“Eco-Frontier is the leading cleantech management firm in their region, and they have a proven business model for growth and collaboration,” said Dr. John Scott, Chairman and CEO of PetroAlgae. “This offtake agreement is one of the largest of its kind, and the choice of our biomass output by Eco-Frontier is a strong endorsement of our micro-crop technology for renewable fuels.”

Mr. Hae-Bong Cheoung, CEO of Eco-Frontier added, “I am very excited by this relationship and look forward to closely working with PetroAlgae in promoting the market for biocrude products.”

About PetroAlgae

PetroAlgae Inc. (OTCBB: PALG) is a leading alternative energy company that licenses a commercial micro-crop technology system to produce clean fuel and food in an environmentally sustainable manner. Through a modular, flexible design construction, PetroAlgae enables a near-continuous growing and harvesting process of a wide variety of micro-crops suited to local climates, ensuring maximum growth rates. PetroAlgae’s globally scalable system produces high-value protein as well as a cost-effective alternative to fossil fuels, while absorbing carbon dioxide from greenhouse gas emissions.

For further information on PetroAlgae, please visit www.petroalgae.com.

About Eco-Frontier

Eco-Frontier was established in 1995 to contribute to achieving global sustainable development by incorporating social and environmental value into economic value. The firm aims to provide companies, financial institutions, localities, governments and international organizations with knowledge-based and highly value-oriented sustainability solutions, from research, consulting, environmental technology, information technology, regulatory and financial advisory services, to services for creating and commercializing new types of businesses.

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